Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Protection One, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for share-based compensation in 2006) and the effectiveness of Protection One, Inc.’s internal control over financial reporting dated March 17, 2008, appearing in the Annual Report on Form 10-K of Protection One, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 3, 2008